                                                                   Exhibit 11.1
                                                                   ------------

                     SLADE'S FERRY BANCORP. AND SUBSIDIARY
                           QUARTERLY DATA (UNAUDITED)

                                        Three Months Ended June 30,    Six Months Ended June 30,
                                             2007          2006           2007          2006
                                        ---------------------------    -------------------------
                                                  (In thousands, except per share date)

Net income                                $     792     $     626       $   1,665     $   1,533
                                          =========     =========       =========     =========

Average common shares outstanding         4,047,215     4,156,481       4,063,511     4,151,091
                                          =========     =========       =========     =========

Basic earnings per share                  $    0.20     $    0.15       $    0.41     $    0.37
                                          =========     =========       =========     =========

Average common shares outstanding         4,047,215     4,156,481       4,063,511     4,151,091
Net effect of dilutive stock options          3,144        14,129           3,833        17,180
                                          ---------     ---------       ---------     ---------
Adjusted common shares outstanding        4,050,359     4,170,610       4,067,344     4,168,271
                                          =========     =========       =========     =========

Diluted earnings per share                $    0.20     $    0.15       $    0.41     $    0.37
                                          =========     =========       =========     =========

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